Exhibit 10.5

GROUND LEASE AGREEMENT WITH RESPECT TO BLOCK 576, LOT 1.12

THIS GROUND LEASE AGREEMENT WITH RESPECT TO BLOCK 576, LOT 1.12 (this “Lease”) is dated as of the 23rd day of March, 2010, by and between MAC, CORP., a New Jersey corporation (“Landlord”), and MARINA DISTRICT DEVELOPMENT COMPANY, LLC, a New Jersey limited liability company, d/b/a “The Borgata” or “Borgata” (“Tenant”) and shall become effective as provided in Section 4 below.

RECITALS

A. On May 29, 1996, Landlord and Grand K, Inc., a Nevada corporation (“Grand K”) entered into a Joint Venture Agreement (the “Original Agreement”), relating to a joint venture (the “Joint Venture”) formed for the purpose of designing, developing, constructing, owning and operating a resort casino and related facilities on property located in the “Huron North Redevelopment Area” in the Marina area of Atlantic City, New Jersey (the “City”) on a development now known as Renaissance Pointe (the “Renaissance Pointe Property”).

B. On July 14, 1998, Grand K assigned all of its right, title and interest in and to the Original Agreement to Boyd Atlantic City, Inc., a New Jersey corporation (“Boyd AC”), and on the same date, Landlord and Boyd AC entered into an Amended and Restated Joint Venture Agreement, as amended pursuant to that certain First Amendment to Amended and Restated Joint Venture Agreement, dated as of September 10, 1998 (as amended, the “Amended and Restated Agreement”), which Amended and Restated Agreement superseded the Original Agreement.

C. On August 31, 2000, Landlord and Boyd AC entered into a Second Amended and Restated Joint Venture Agreement (the “Second Amended and Restated Agreement”), which Second Amended and Restated Agreement superseded the Amended and Restated Agreement.

D. On November 21, 2000, Landlord and Boyd AC formed Marina District Development Holding Co., LLC, a New Jersey limited liability company (“Holding Co”) and also formed Tenant.

E. On December 13, 2000, the Joint Venture was merged into Tenant, and Tenant became a wholly-owned subsidiary of Holding Co. On the same date, Holding Co. amended and adopted the Second Amended and Restated Agreement as its operating agreement pursuant to a Contribution and Adoption Agreement, dated as of December 13, 2000 (the Second Amended and Restated Agreement, as so adopted and amended, and as hereafter modified and amended, shall be referred to herein as the “Operating Agreement”).

F. Tenant has developed a resort casino project known as The Borgata (the “Resort”) upon a portion of the Renaissance Pointe Property (the “Borgata Parcel”) that has been previously conveyed from Landlord to Tenant.

G. In connection with Tenant’s development of the Resort and upon the terms and conditions set forth in that certain ground lease agreement between the parties dated February 21, 2003 (the “Original Surface Lot Ground Lease”). Landlord leased to Tenant certain real property then known as Block 576, Lot 1.07 on the Tax Map of the City of Atlantic City (the “Original Surface Lot Leased Premises”) for the purposes of the construction and operation by Tenant of a surface parking lot for the Resort (“Surface Parking Lot”) and related uses permitted thereunder

H. In connection with Tenant’s development of the Resort and upon the terms and conditions set forth in that certain lease and option agreement between the parties dated January 16, 2002 (the “Employee Parking Structure Lease”), Landlord leased to Tenant certain real property then known as Block 576, Lot 1.05 on the Tax Map of the City of Atlantic City (the “Employee Parking Leased Premises”) for the purposes of the construction and operation by Tenant of an employee parking structure (the “Employee Parking Structure”) and related uses permitted thereunder.

I. In connection with Tenant’s development and expansion of the Resort (the “Expansion Projects”), Landlord: (i) terminated the Original Ground Lease and entered into that certain surface lot ground lease agreement with Tenant dated as of August 20, 2004 (the “Surface Lot Ground Lease”) for the remainder of the Original Surface Lot Leased Premises upon which Tenant continues the operation of the Surface Parking Lot and for any other use or uses permitted thereby (the “Surface Lot Leased Premises”); (ii) modified the terms of the Employee Parking Structure Lease by modification dated as of August 20, 2004 for the purpose of releasing therefrom a parcel of land to be incorporated into the North Expansion Ground Leased Premises (as hereinafter defined); (iii) entered into a separate lease agreement with Tenant dated January 1, 2005 (the “North Expansion Ground Lease”) for property then known as Block 576, Lot 1.08 on the Tax Map of the City of Atlantic City, being a portion of the Original Surface Lot Leased Premises, a portion of the Employee Parking Leased Premises, and other property owned by Landlord (the “North Expansion Ground Leased Premises”), upon which Tenant has constructed the North Expansion Project; and (iv) entered into a separate ground lease agreement with Tenant dated January 1, 2005 (the “Tower Expansion & Additional Structured Parking Ground Lease”) for property then known as Block 576, Lots 1.10 and 1.11 (the “Tower Expansion & Additional Structured Parking Ground Leased Premises”), being a portion of the Original Surface Lot Leased Premises and other property owned by Landlord upon which Lot 1.11 Tenant has completed construction of the Tower Expansion Project and upon which Lot 1.10 Tenant has completed construction of an Additional Parking Structure.

J. In connection with Tenant’s development and expansion of the Resort, Landlord: (i) modified the terms of the Surface Lot Ground Lease to release therefrom a portion of the Surface Lot Leased Premises (the “Lot 1.07 Release Parcel”); (ii) modified the terms of the Employee Parking Structure Lease to release therefrom a portion of the Employee Parking

Leased Premises (the “Lot 1.05 Release Parcel”); and (iii) modified the terms of the North Expansion Ground Lease to release therefrom a portion of the North Expansion Ground Leased Premises (the “Lot 1.08 Release Parcel”, and together with the Lot 1.05 Release Parcel and the Lot 1.07 Release Parcel, collectively referred to as the “Release Parcels”).

K. The Release Parcels and a portion of Block 576, Lot 1.04 were consolidated into and created new Block 576, Lot 1.12 pursuant to Resolution No. 15-2008 of the Atlantic City Planning Board. Block 576, Lot 1.12 is referred to herein as the “Leased Premises” and is more particularly described by the metes and bounds legal description and shown on the plan set forth on Exhibit “A” attached hereto.

L. Landlord has agreed to lease to Tenant the Leased Premises upon the terms and conditions set forth in this Lease for any use permitted by law.

NOW, THEREFORE, it is hereby agreed as follows:

1. Incorporation of Recitals. The Recitals are incorporated herein as if set forth at length.

2. Definitions. As used in this Agreement:

“Adjustment Date” means January 31, 2015 and the date of each fifth anniversary thereafter during the Term of this Lease.

“Amended and Restated Agreement” has the meaning set forth in the Recitals to this Lease.

“Base Index” means the Index in publication on three (3) months before the Effective Date.

“Borgata Parcel” has the meaning set forth in the Recitals to this Lease.

“Boyd AC” has the meaning set forth in the Recitals to this Lease.

“City” has the meaning set forth in the Recitals to this Lease.

“Comparison Index” means the Index in publication three (3) months before each Adjustment Date.

“Effective Date” shall mean the effective date of this Lease, deemed by both parties to be                 .

“Employee Parking Leased Premises” has the meaning set forth in the Recitals to this Lease.

“Employee Parking Structure” has the meaning set forth in the Recitals to this Lease.

“Employee Parking Structure Lease” has the meaning set forth in the Recitals to this Lease.

“Environmental Laws” means any and all applicable state, federal or local statutes, regulations, rules, ordinances and directives relating to the protection of health or the environment.

“Expansion Projects” has the meaning set forth in the Recitals to this Lease.

“First Adjustment Date” means January 31, 2015.

“Governmental Approvals” means all licenses, permits, authorizations and governmental approvals, issued in final, unappealable, and unconditional form, that are required under all applicable federal, state, county and municipal laws, regulations or governmental or quasi- governmental requirements: (i) to permit the construction and operation of any improvements or to construct any repairs, replacements or additions thereto, and (ii) to approve the transactions contemplated by this Lease.

“Grand K” has the meaning set forth in the Recitals to this Lease.

“Holding Co” has the meaning set forth in the Recitals to this Lease.

“Index” means the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index for all Urban Consumers, United States Average, Subgroup “All Items” 1982-84 = 100.

“Joint Venture” has the meaning set forth in the Recitals to this Lease.

“Landlord” has the meaning set forth in the first paragraph hereof.

“Landlord’s Access and Utility Easement” means the non-exclusive easement reserved unto Landlord or its affiliates in accordance with Section 40(c) of this Lease, reserving unto Landlord the non-exclusive right of construction and use of utilities and pedestrian and vehicular access over the Landlord’s Access and Utility Easement Area.

“Landlord’s Access and Utility Easement Area” means the area generally depicted on Exhibit “B” attached hereto and incorporated herein by reference.

“Landlord Indemnified Parties” means Landlord and its controlling shareholders, officers, directors, agents, affiliates and employees and their respective successors and assigns,

and the respective shareholders, officers, directors, agents, affiliates and employees of each of them.

“Landlord’s Remainder Parcel” means Block 576, Lot 1.04 as shown on the Tax Map of the City of Atlantic City.

“Lease” has the meaning set forth in the first paragraph hereof.

“Leased Premises” has the meaning set forth in the Recitals to this Lease.

“Lot 1.05 Release Parcel” has the meaning set forth in the Recitals to this Lease.

“Lot 1.07 Release Parcel” has the meaning set forth in the Recitals to this Lease.

“Lot 1.08 Release Parcel” has the meaning set forth in the Recitals to this Lease.

“Monthly Rent” means the monthly rent to be paid by Tenant to Landlord in accordance with the terms of Section 6 of this Lease.

“North Expansion Ground Lease” has the meaning set forth in the Recitals to this Lease.

“North Expansion Ground Leased Premises” has the meaning set forth in the Recitals to this Lease.

“Operating Agreement” has the meaning set forth in the Recitals to this Lease.

“Original Agreement” has the meaning set forth in the Recitals to this Lease.

“Original Surface Lot Ground Lease” has the meaning set forth in the Recitals to this Lease.

“Original Surface Lot Leased Premises” has the meaning set forth in the Recitals to this Lease.

“Parking Fee” means any and all taxes, assessments, fees, fines and charges levied by any governmental authority in connection with the parking of vehicles at the Leased Premises.

“Personal Property Taxes” means all taxes, assessments, fees, fines and charges levied against any and all personal property, merchandise and trade fixtures located in or about the Leased Premises, as well as any taxes, assessments, fees, fines and charges levied upon any interest of Tenant in this Lease or upon Tenant’s business operations.

“Plans and Specifications” means those certain plans and architectural, engineering, design and construction drawings and other construction documents for the Water Club Garage more particularly described on Exhibit “C” attached hereto and incorporated herein by this reference, together with any revisions or additions thereto as may be mutually agreed upon between Landlord and Tenant.

“Real Property Taxes” means all property taxes assessed against the Leased Premises, the Water Club Garage, if constructed, and any other buildings, fixtures or improvements now or hereafter constructed upon the Leased Premises, and all other governmental levies of every kind or nature whatsoever, general or special, extraordinary as well as ordinary, which shall be charged, levied, assessed or imposed by any lawful taxing authority against the Leased Premises and the improvements thereon. Without limiting the foregoing, Real Property Taxes shall include, without limitation, any and all general and special assessments, charges, fees or assessments for transit, housing, police, fire or other governmental services of purported benefit to the Leased Premises, service payments in lieu of taxes, and any tax, fee or excise on the act of entering into this Lease or on the use or occupancy of the Leased Premises or any part thereof, that are now or hereafter levied or assessed against Landlord by the United States of America, the State of New Jersey, or any political subdivision, public corporation, district or other political or public entity whether or not now customary or in the contemplation of the parties on the date of this Lease.

“Release Parcels” has the meaning set forth in the Recitals to this Lease.

“Renaissance Pointe Property” has the meaning set forth in the Recitals to this Lease.

“Rent Commencement Date” means February 1, 2010.

“Resort” has the meaning set forth in the Recitals to this Lease.

“Ring Road” means the roadway system developed by Landlord or its affiliates on the Renaissance Pointe Property as part of the Master Plan Improvements (as such term is defined in the Operating Agreement).

“Ring Road Easement” means a non-exclusive easement granted by virtue of this Lease by Landlord or its affiliates to Tenant in accordance with Section 40(a) of this Lease, granting to Tenant or its affiliates, as well as the users of the Leased Premises the non-exclusive right of pedestrian and vehicular access over the Ring Road (as such term is hereinafter defined).

“Second Amended and Restated Agreement” has the meaning set forth in the Recitals to this Lease.

“Surface Lot Ground Lease” has the meaning set forth in the Recitals to this Lease.

“Surface Lot Leased Premises” has the meaning set forth in the Recitals to this Lease.

“Surface Parking Lot” has the meaning set forth in the Recitals to this Lease.

“Tenant” has the meaning set forth in the first paragraph hereof.

“Tenant Indemnified Parties” means Tenant and its controlling shareholders, officers, directors, agents, affiliates and employees and their respective successors and assigns, and the respective shareholders, officers, directors, agents, affiliates and employees of each of them.

“Term” means the period of time in which this Lease is in effect, commencing upon the Effective Date and continuing through December 31, 2070 unless sooner terminated as provided herein.

“Trust” shall mean that certain trust having a term of thirty (30) months established pursuant to a trust agreement between MGM Mirage, the Division of Gaming Enforcement (the “Division”), and James R. Zazzali, an individual.

“Tower Expansion & Additional Structured Parking Ground Lease” has the meaning set forth in the Recitals to this Lease.

“Water Club Garage” is a certain High Rise garage to be located on the Leased Premises to be constructed in accordance with the Plans and Specifications.

3. Leased Premises. In consideration of the covenants herein contained on the part of Tenant and Landlord to be observed and performed, and subject to the terms and conditions of the Trust, Landlord does hereby lease to Tenant, and Tenant hereby leases from Landlord, the Leased Premises, for the purposes, and upon the terms and conditions set forth herein.

4. Effective date of Lease; Term of Lease. This Lease shall be in effect as of the Effective Date and shall remain in full force and effect for the Term, unless sooner terminated as provided in this Lease.

5. Use. Tenant shall use the Leased Premises for any permitted use or purpose reasonably related or ancillary to the operation of a first class resort and casino facility. Without limiting the foregoing, Tenant shall also be entitled to conduct, from time to time, special events upon the Leased Premises associated with Tenant’s operation of the Resort, which special events may last for one or more days.

6. Rent.

(a) Rent. In consideration for Tenant’s rental of Landlord’s other properties, subject to adjustment as provided herein, Tenant shall pay to Landlord, without offset, abatement, or demand, Monthly Rent in the amount of Zero Dollars ($0.00) and no Real Property Taxes, in advance on the first day of each and every calendar month of the Term, beginning on the Rent Commencement Date. Upon the earliest to occur of: (i) termination date of the Surface Lot Ground Lease; (ii) Landlord’s entry into a bona fide agreement of sale of all Landlord’s lands then under lease to Tenant with the express exception of the lands leased to Tenant under the Surface Lot Ground Lease; or (iii) the expiration of twenty-four (24) months following the effective date of the Trust (as defined therein) (each event in subsections (i), (ii) and (iii) to be referred to as a “Triggering Event”), Landlord shall provide notice to Tenant and the Commission (hereinafter defined) of any Triggering Event. After Tenant’s receipt of Landlord’s notice of a Triggering Event, Tenant, in its sole and absolute discretion, shall have fifteen (15) days within which to terminate this Lease by sending Landlord a notice of termination. In such event, this Lease shall be terminated upon Landlord’s receipt of such notice of termination.

In the event that a Triggering Event as described in either (i) or (ii) above shall occur, and Tenant does not terminate this Lease, then commencing on the date of the Triggering Event, Tenant shall be responsible for payment of the Real Property Taxes as set forth in Section 12, but the payment of Monthly Rent shall be deferred until the earliest to occur of: (x) the expiration of eighteen (18) months following the date of the Triggering Event; (y) completion of construction of the Water Club Garage as evidenced by the issuance by the City of Atlantic City of a temporary or permanent Certificate of Occupancy (and Tenant shall provide prompt notice to Landlord of the said issuance of a temporary or permanent Certificate of Occupancy); or (z) expiration of the term of the Trust. Notwithstanding the foregoing, in the event that the Triggering Event as described in (ii) above occurs and closing does not occur thereunder, then this Lease shall revert to its pre-Triggering Event status and any Real Property Taxes or Monthly Rent paid by Tenant following the Effective Date shall be reimbursed by Landlord. In the event that the Triggering Event as previously described in (iii) above shall occur, and Tenant does not terminate this Lease, then Tenant shall not be responsible for the payment of Real Property Taxes until such time as closing on the sale of the Landlord’s property has occurred, and the payment of Monthly Rent shall be deferred until expiration of the thirty (30) month term or earlier termination of the Trust.

The Rent payable hereunder shall be in an amount equal to the area of the Leased Premises (60,825 square feet) multiplied by the per square foot rent of the Employee Parking Structure Lease in effect at the time of the Triggering Event, subject to the adjustments as provided in Section 6(b).

(b) Monthly Rent Adjustments.

(i) The Monthly Rent as set forth in Section 6(a) shall be re-calculated and adjusted, if appropriate, on every Adjustment Date commencing on the First Adjustment

Date and continuing on each Adjustment Date thereafter as more particularly provided in this Section 6(b). On the First Adjustment Date, Landlord shall calculate the percentage increase (if any) in the Comparison Index over the Base Index, and on each subsequent Adjustment Date, Landlord shall calculate the percentage increase (if any) in the applicable Comparison Index over the Comparison Index in effect on the immediately preceding Adjustment Date. After making each such calculation, Landlord shall determine the Monthly Rent to be payable by Tenant in the ensuing five (5)-year period as follows: (A) in the event Landlord determines there has been either a decrease or no increase in the Comparison Index during the preceding five (5)-year period, the Monthly Rent to be payable by Tenant in the ensuing five (5) year period shall remain the same as the Monthly Rent payable in the preceding five (5)-year period; or (B) in the event Landlord determines there has been an increase in the Comparison Index during the preceeding five (5)-year period, then the Monthly Rent shall be adjusted upward by a percentage equal to the lesser of (y) twelve percent (12%) of the amount of Monthly Rent payable in the preceding five (5)-year period; or (z) the amount of the percentage increase in the Comparison Index during the preceding five (5)-year period, as calculated by Landlord in the above-described manner. When the Monthly Rent payable as of each Adjustment Date is determined, Landlord shall promptly give Tenant written notice of such adjusted Monthly Rent and the manner in which the same was computed. In the event Tenant believes, in good faith, a discrepancy exists in the calculation of the adjustment to Monthly Rent, Landlord and Tenant agree to work in good faith to resolve such discrepancy. The Monthly Rent as so adjusted from time to time shall be the “Monthly Rent” for all purposes under this Lease. In no event shall the Monthly Rent ever be adjusted downward as a result of the calculations made in this Section 6(b).

(ii) If at any Adjustment Date the Index no longer exists in the form described in this Lease, Landlord and Tenant will agree to substitute the Index with a substantially equivalent official index published by the Bureau of Labor Statistics or its successor. Landlord shall use any appropriate conversion factors to accomplish such substitution. The substituted index shall then become the “Index” hereunder.

(iii) Notwithstanding anything contained herein to the contrary, in the event Tenant shall elect to use the Leased Premises for the operation of casino gaming activities, excepting temporary special events conducted at the Leased Premises related to Tenant’s operation of the Resort, then the Monthly Rent amount set forth in Section 6(a) shall be increased to reflect a fair market rental for any such casino gaming use of the Leased Premises. In connection therewith, Landlord and Tenant shall negotiate the rental amount in good faith and shall agree upon a new Monthly Rental amount as a condition precedent to Tenant’s commencement of such new use of the Leased Premises.

(c) Parking Fees. Tenant agrees that it shall be solely liable for any and all Parking Fees, and Tenant agrees to make all Parking Fee payments promptly and in no event before the same shall become a lien against the fee interest of the Leased Premises.

7. Interest. Tenant shall pay Landlord interest for any installment of Monthly Rent or any other payment due and payable hereunder if such payment is not made within ten (10) business days after such sum is due, at the lesser rate of: (i) fourteen percent (14%) per annum; or (ii) the maximum interest rate permitted by law. Neither the assessment nor the collection by Landlord of any interest provided for herein shall constitute a waiver by Landlord of any of the other rights or remedies which Landlord has under this Lease.

8. Maintenance of Leased Premises.

(a) Tenant Obligations. Except as otherwise provided in Section 15 hereof, Tenant shall, at its sole cost and expense, maintain and keep the Leased Premises in a clean, safe and first class condition and repair and in material conformance with applicable laws, statutes, ordinances, rules, regulations and codes.

(b) Alterations by Tenant. Other than the construction of the Water Club Garage upon the Leased Premises in accordance with the Plans and Specifications, which shall not require Landlord’s prior written consent, Tenant shall not make any material alterations, renovations, replacements, renewals, improvements or additions in or to the design of the exterior of the improvements upon the Leased Premises, including the design and location of all landscaping, lighting and signage for the improvements upon the Leased Premises, without the prior written consent of Landlord, which consent shall not unreasonably be withheld, conditioned or delayed. Without limiting the foregoing, it shall not be deemed to be reasonable for Landlord to withhold its consent under this Section 8(b) based solely on Tenant’s proposed use of the Leased Premises, provided any such proposed use shall be a permitted use pursuant to the terms of Section 5 of this Lease. Notwithstanding anything contained herein to the contrary, all alterations, renovations, improvements or additions to the Leased Premises shall be made by Tenant at Tenant’s sole cost and expense. Notwithstanding anything contained herein to the contrary, in the event that Landlord sells or otherwise transfers its fee interest in the Leased Premises to an independent third party, unaffiliated with Landlord, then in such event, the requirement that Tenant obtain Landlord’s consent under this Section 8(b) shall cease to be of force and effect.

(c) Waste. Tenant shall not commit any act of waste upon the Leased Premises.

(d) “As Is” Condition. Tenant has entered into this Lease without any representation or warranty on the part of Landlord as to the condition thereof, except for those matters addressed in Section 15 “Environmental Compliance” below, and Tenant agrees to take possession of the Leased Premises “AS IS” and “WHERE IS”.

9. Construction of the Water Club Garage; Governmental Approvals; Ownership of Improvements to Leased Premises.

(a) Tenant’s Initial Construction Obligations. If Tenant elects, in its sole and absolute discretion, to proceed with construction of the Water Club Garage, Tenant shall, at Tenant’s sole cost and expense, prepare, submit and prosecute diligently to completion, applications for all Governmental Approvals (excepting such Governmental Approvals required in connection with Landlord’s obligation under Section 15 below). After receipt of all Governmental Approvals, If Tenant elects, in its sole and absolute discretion, to proceed with construction of the Water Club Garage, Tenant shall diligently cause the Water Club Garage to be constructed in material conformity and compliance with the Plans and Specifications and Tenant shall prosecute construction of the Water Club Garage in such a manner as to reasonably minimize any inconvenience in or disruption to the construction or operation of any improvements on Landlord’s property that are situated adjacent to the Leased Premises or Landlord’s Remainder Parcel. If Tenant elects, in its sole and absolute discretion, to proceed with construction of the Water Club Garage, Tenant shall keep Landlord reasonably advised on a regular basis with respect to the design, permitting, scheduling, development and construction of the Water Club Garage.

(b) Effect of Landlord’s Approval. The approval by Landlord of the Plans and Specifications or any modifications thereto or of any act herein referred to, or any suggestions with respect thereto, shall not constitute an opinion or representation with respect to the sufficiency thereof or impose any present or future liability or responsibility upon Landlord.

(c) Subsequent Construction; Compliance with Laws. Following completion of the Water Club Garage, if such events should occur, subject to the terms and provisions of Section 5 hereof and further subject to Landlord’s right of approval as more particularly set forth in Section 8(b) hereof, Tenant may, at Tenant’s sole cost and expense, make further alterations, renovations, replacements, improvements, demolitions, or additions in, upon or to the Leased Premises, including without limitation, to the Water Club Garage. Without limiting the foregoing, any alterations, renovations, improvements or additions to, or maintenance of, the Leased Premises, shall be performed expeditiously and diligently to completion in a workmanlike and professional manner and in material conformance with all applicable laws, statutes, ordinances, rules, regulations and codes.

10. Ownership of Improvements to Leased Premises. Throughout the Term of this Lease, any improvements constructed upon the Leased Premises, including any alterations, renovations, replacements or additions thereof, shall be the sole property of Tenant, and Landlord shall have no interest therein. Upon the expiration or sooner termination of this Lease, all of the improvements constructed upon the Leased Premises shall become the property of the Landlord.

11. Assignment or Sublease.

(a) Assignment by Tenant. In addition to the expressly permitted assignments in this Section 11(a) or in Sections 37 or 46 hereof, Tenant may freely t assign, transfer, mortgage, pledge, hypothecate or encumber or otherwise dispose all or any of its interest in this Lease, or any interest therein, or sublet the Leased Premises, or any portion thereof, provided Tenant guaranties all payment and performance obligations under this Lease. Notwithstanding the foregoing, in the event of any sale or other transfer of the Resort, this Lease may be assigned, transferred or sublet by Tenant without Landlord’s consent to the new owner, assignee or transferee of the Resort upon Tenant’s providing Landlord with thirty (30) days’ prior written notice thereof. In the event of any such sale, assignment or transfer upon an express assumption of Tenant’s obligations under this Lease by the new owner of the Resort, Tenant shall be released from any liability under this Lease arising from and after the effective date of any such assignment and assumption and shall not be required to guaranty any obligations hereunder.

(b) Assignment by Landlord. Landlord may sell, transfer, assign, mortgage, pledge, hypothecate, or otherwise dispose of the Leased Premises or this Lease, or any part thereof or interest therein, without the consent of Tenant upon Landlord’s providing Tenant with thirty (30) days’ prior written notice thereof. Upon any such sale, transfer, assignment or disposal of all of its interest in the Leased Premises or this Lease, Landlord shall be automatically relieved of all obligations hereunder on the condition that Landlord’s successor-in- interest shall expressly assume all such obligations of Landlord under this Lease. Provided Tenant is not then in material default under this Lease (beyond any applicable cure period), this Lease shall not be affected by any such sale, transfer, assignment or disposal of Landlord’s interest. Tenant agrees to attorn to Landlord’s purchaser or assignee, provided that such purchaser or assignee shall execute and deliver to Tenant an assumption of this Lease in form and substance reasonably satisfactory to Tenant.

12. Taxes.

(a) Personal Property Taxes. Tenant agrees that it shall be solely liable for all Personal Property Taxes, subject to the provisions in Section 6 which control the commencement of Tenant’s responsibility for the payment of Real Property Taxes.

(b) Real Property Taxes. Tenant agrees that it shall be solely liable for all Real Property Taxes, subject to the provisions in Section 6 which control the commencement of Tenant’s responsibility for the payment of Real Property Taxes, and Tenant agrees to pay all such Real Property Taxes promptly and in any event before the same shall become delinquent. Notwithstanding the foregoing, Landlord shall be solely responsible for the amount of any tax levied against Landlord on the rents received by Landlord from this Lease by any federal, state or local governmental agency.

(c) Contest. Notwithstanding anything contained herein to the contrary, Tenant reserves the right to contest any Real Property Taxes assessed against the Leased Premises and Personal Property Taxes assessed against Tenant; provided, however, that if Tenant shall, in good faith, contest the validity of any such Real Property Taxes and/or Personal Property Taxes, then Tenant shall, at its sole expense, defend itself and Landlord against the same and shall pay and satisfy any adverse judgment that may be rendered thereon. In connection with any such contest under the provisions of this subparagraph, Tenant agrees to use its best efforts to prevent the filing of any lien or claim against Landlord’s fee interest in the Leased Premises and to promptly release or bond around any such lien or claim caused or permitted by Tenant’s contest that may be filed against Landlord’s fee interest in the Leased Premises, and Tenant shall indemnify, hold harmless and defend Landlord for, from and against any such liens and encumbrances and for any actual costs and expenses incurred by Landlord in connection therewith or arising as a result thereof. Tenant acknowledges that there is an appeal by Landlord of the Real Property Taxes applicable to the Leased Premises and other adjoining properties. Notwithstanding the provisions of this section, Landlord shall have the right to continue such appeal concerning the Leased Premises or any of Landlord’s property that are situated adjacent to the Leased Premises or Landlord’s Remainder Parcel for the years currently under appeal.

13. Indemnities.

(a) Tenant’s Indemnity. Tenant covenants and agrees to indemnify and hold the Landlord Indemnified Parties harmless for, from and against all damages, claims, threatened claims, demands, causes of action, judgments, costs, expenses (including reasonable attorneys’ fees and costs) and liabilities of any person or persons in, on or about the Leased Premises, or for any condition existing in, on or about the Leased Premises incurred or sustained by the Landlord Indemnified Parties arising out of, as a result of or in connection with (i) Tenant’s use and occupancy of the Leased Premises; (ii) any breach or default in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease; or (iii) any accident, injury or damage whatsoever caused to any person firm or entity occurring during the Term, in or on the Leased Premises, (y) except claims, threatened claims, demands, causes of actions, judgments, costs, expenses or liabilities caused by Landlord’s negligence or willful misconduct; and (z) except as otherwise provided in Section 15 hereof. This indemnification obligation shall survive the termination of or expiration of this Lease.

(b) Landord’s Indemnity. Landlord covenants and agrees to indemnify and hold the Tenant Indemnified Parties harmless for, from and against all fines arising out of or from Landlord’s violations of the Act or Laws under Section 46(c) of this Lease. The foregoing indemnity does not extend to any consequential or any other damages that Tenant may incur.

(c) Defense of Litigation. In any suit or action for damages relating to Tenant’s use and operation of the Leased Premises or otherwise relating to the Leased Premises or this Lease in which both Tenant and Landlord or any one or more of the Landlord Indemnified Parties are included or made defendants, Tenant agrees to assume all of the burden, cost and expense of the defense or settlement of such action or suit, including attorneys’ fees in the defense of such action, claim or suit, and will pay any final settlement amount or judgment that may be obtained against the Landlord Indemnified Parties when such settlement agreement or judgment is due and becomes final. Notwithstanding the foregoing, Landlord shall be entitled, at Landlord’s sole discretion and at Landlord’s sole cost and expense, to monitor the status of or participate in any such litigation, which monitoring or participation may include, but not be limited to, Landlord’s retention of separate defense counsel. In addition, Landlord shall have the right to approve, which approval shall not be unreasonably withheld, conditioned or delayed, any settlement hereunder to the extent that such settlement, after accounting for the effect of each party’s indemnification obligations, would result in the imposition of a direct and significant financial impact upon Landlord.

14. Insurance.

(a) Commercial General Liability; Automobile Insurance. Tenant shall, at its sole cost and expense and at all times while this Lease is in force, carry and maintain (i) a policy or policies of commercial general liability insurance insuring Tenant against liability for injury to or death to a person or persons, and for damage to or destruction of property occasioned by or arising out of or in connection with the use or occupancy of the Leased Premises, with combined single limits of at least (A) One Hundred Million Dollars ($100,000,000.00) for property damage, plus (B) One Hundred Million Dollars ($100,000,000.00) for bodily injury, including death; and (ii) Automobile Liability Insurance covering all vehicles owned or leased by Tenant, with combined single limits of at least Five Million Dollars ($5,000,000). The foregoing policy limits may be satisfied by a combination of Commercial General Liability and Umbrella Liability policies. The policy limits required of Landlord and Tenant under this Lease shall be reviewed by Landlord and Tenant from time to time and adjusted, as may reasonably be necessary, to reflect current industry standards and practices with respect to types and amounts of coverages. Any changes to the insurance requirements as currently set forth in this Section 14 shall be reflected in an Addendum to this Lease, and the parties shall cooperate, in good faith, to prepare and execute any such Addendum.

(b) Tenant’s Property; Damage to or Destruction of Improvements. At all times during the Term, Tenant, at its sole cost and expense, shall maintain fire and extended coverage, vandalism, malicious mischief, and special extended perils (all risk) insurance in an amount not less than the full cost of replacement of all of Tenant’s personal property, furnishings, fixtures and equipment located on the Leased Premises. The proceeds from any such policy shall be for the sole benefit of Tenant. In the case of damage to or destruction of any improvements upon the Leased Premises, in whole or in part, by fire or any other casualty whatsoever caused, Tenant shall, at its election, either: (i) restore, replace or rebuild any such improvements, or any portion thereof to the condition existing prior to such damage or destruction or to such other state of condition as may be approved by Landlord (if so required) in accordance with the terms of Section 8(b) hereof, but in any event in conformance with all applicable state, federal or local laws, statutes, codes, ordinances, rules, regulations and directives, or (ii) demolish and remove the remaining portion of such damaged improvements. Except to the extent of Landlord’s obligations under Section 14 hereof, Tenant assumes all risk for damage to or destruction of any improvements upon the Leased Premises.

(c) General Insurance Requirements. Upon the execution hereof, Tenant shall furnish Landlord with a certificate or certificates of insurance evidencing the foregoing coverages, together with evidence of payment of all premiums therefor. In addition, all such insurance policies required by this Lease shall:

(i) name Landlord and MGM MIRAGE (and any of its affiliates or subsidiaries as may reasonably be requested by Landlord from time to time) as additional insureds and provide that such policy may not be canceled or materially changed or amended, whether or not requested by Tenant, except upon the insurer giving at least thirty (30) days’ prior written notice thereof to Landlord and Tenant; and

(ii) be written as primary policies, not contributing with and not excess of any coverage that Tenant or Landlord may carry.

(d) Failure to Maintain Insurance. Notwithstanding any other remedy available to Landlord at law or in equity, if Tenant fails to obtain or maintain the insurance required herein or fails at any time to provide a valid certificate of insurance, Landlord shall be entitled upon thirty (30) days’ written notice to Tenant, with an opportunity to cure, to purchase such insurance at the sole cost and expense of Tenant. Failure of Tenant to obtain or maintain the required insurance coverage shall not relieve Tenant from any of its liabilities or obligations under this Lease, nor shall the insurance requirements set forth in this Section 13 be construed to conflict with or otherwise limit Tenant’s obligations under this Lease, including without limitation, any and all indemnity obligations of Tenant under this Lease.

(e) Waiver of Subrogation. Landlord and Tenant each hereby waive any and all rights of recovery against the other, or against the officers, employees, agents and representatives of the other, for loss of or damage to such waiving party or its property or the property of others under its control to the extent that such loss or damage is insured against under any insurance policy in force at the time of such loss or damage, but only to the extent of insurance proceeds actually received. Each party hereto shall, upon obtaining the policies of insurance required hereunder, give notice to its insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease.

15. Environmental Compliance. Landlord and Tenant acknowledge that the Leased Premises is a part of the Parcel (as such term is defined in the Operating Agreement). As such, (i) Landlord agrees that with respect to compliance of the Leased Premises with any and all Environmental Laws, including without limitation, conducting any required environmental assessment and remediation of the Leased Premises, Landlord shall have all of the same duties and obligations as required of MRI or its Affiliates (as such terms are defined in the Operating Agreement) with respect to the Parcel (i.e., to the extent such assessment and remediation relates to the Leased Premises as it exists as of the time of the Effective Date) pursuant to the terms of Section 4.4 of the Operating Agreement; and (ii) Tenant hereby agrees that (x) Tenant shall have all of the same duties and obligations as required of Boyd Sub (as such term is defined in the Operating Agreement) pursuant to Section 4.4(c) of the Operating Agreement; and (y) with respect to any other matters relating to compliance of the Leased Premises with Environmental Laws, Tenant shall have all of the same duties and obligations as required of the Company (as such term is defined in the Operating Agreement) pursuant to the terms of Section 4.4 of the Operating Agreement. Nothing contained herein shall be deemed to modify or amend the obligations of either Landlord or Tenant or their respective affiliates pursuant to the Operating Agreement with respect to compliance with Environmental Laws. The obligations contained in this Section 15 shall survive the expiration or earlier termination of this Lease.

16. Rights of Access.

(a) Landlord Access. Landlord and its officers, directors, agents, employees and contractors shall have the right to enter upon the Leased Premises at any time upon reasonable notice for the purpose of inspecting the same, provided that such access shall not materially and unreasonably interfere with Tenant’s use of the Leased Premises.

(b) Tenant Access. Landlord shall provide Tenant at all times with convenient and unimpeded vehicular and pedestrian access to the Leased Premises from the Ring Road, except temporarily during times of emergency or required repair or as set forth in Section 40(c) hereunder or as may otherwise be ordered by any governmental authority.

17. Surrender. At the expiration or earlier termination of the Term, Tenant will peaceably yield to Landlord the Leased Premises and any and all alterations, renovations, improvements and additions made thereon. Tenant shall at Tenant’s sole cost and expense, remove all personal property, equipment and trade fixtures, and Tenant shall perform all restoration made necessary by the removal of any such items (reasonable wear and tear excepted). In the event Landlord so elects, Tenant shall be obligated, at Tenant’s sole cost and expense, to remove any improvements constructed upon the Leased Premises and to restore the Leased Premises to substantially similar condition as it existed prior to construction of any such improvements, at the expiration of the term of this Lease or the earlier termination thereof.

18. Quiet Enjoyment. Landlord covenants and agrees with Tenant that, so long as there shall not be any material default by Tenant which shall remain uncured beyond any applicable cure period hereunder, Tenant shall and may peaceably and quietly have, hold, and enjoy the Leased Premises during the Term.

19. Utilities. Tenant shall bear sole responsibility for all utility charges, deposits and other costs and expenses incurred by Tenant in connection with the maintenance of any and all utility services utilized by Tenant upon the Leased Premises.

20. Condemnation. If the whole or any part of the Leased Premises shall be taken by any public authority under the power of eminent domain or deeded to such public authority in lieu of condemnation, then the Term shall cease as to the part so taken from the day the possession of that part shall be taken or deeded for any public purpose, and from that day Tenant shall have the right either to cancel this Lease, in the event the taking adversely impacts upon Tenant’s use or enjoyment of the Leased Premises, or to continue in the possession of the remainder of the Leased Premises under the terms hereof, provided that all damages awarded for

Landlord’s fee interest in the Leased Premises as a result of such taking shall belong to and be the sole property of Landlord. Notwithstanding the foregoing, Tenant shall have the right to pursue its own award for any value attributable to the taking of all or any portion of any improvements constructed upon the Leased Premises, as well as the value of Tenant’s leasehold estate, moving expenses and goodwill, and any damages awarded for such interests of Tenant so taken shall belong to and be the sole property of Tenant. In the event a portion of the Leased Premises becomes the subject of a taking and this Lease is not terminated as provided above, then in such event the Monthly Rent shall be proportionately reduced by the percentage of the land area of the Leased Premises so taken.

21. Events of Default. The following events shall be deemed to be events of default under this Lease:

(a) Landlord shall not have received a full installment of Monthly Rent on or before the date that is ten (10) days after Tenant receives written notice of such failure.

(b) Tenant shall fail or neglect to perform any other covenants herein contained to be performed by Tenant for thirty (30) days after Tenant has received written notice of such failure, unless Tenant has commenced to cure such default within such thirty (30) day period and thereafter diligently pursues the same to completion.

(c) Tenant shall file, or have filed against it and not vacated within ninety (90) days thereafter, a petition under any section or chapter of the United States Bankruptcy Act, as amended, or under any similar law or statute of the United States or any state thereof, or shall be adjudged bankrupt or insolvent under any bankruptcy law, shall make a general assignment for the benefit of its creditors or shall admit in writing its inability generally to pay its debts as they become due.

(d) Landlord shall fail or neglect to perform any covenants herein contained to be performed by Landlord for thirty (30) days after Landlord has received written notice from Tenant of such failure, unless Landlord has commenced to cure such default within such thirty (30) day period and thereafter diligently pursues the same to completion.

22. Remedies. Upon an event of default described in Section 21 hereof, the non-defaulting party shall have all rights and remedies available at law or in equity including, without limitation, the right to declare this Lease terminated. Without limiting the foregoing, in the event of a default by Tenant, Landlord may elect to re-enter the Leased Premises and take possession thereof and to terminate all of the rights of Tenant in and to the Leased Premises without relieving Tenant of any liability hereunder which accrued prior to such termination. The non-defaulting party shall have the right, but not the obligation, to cure any default on the part of a defaulting party which is not timely cured as provided herein, and the defaulting party shall promptly reimburse the non-defaulting party for all costs and expenses reasonably incurred by the non-defaulting party in connection therewith, including without limitation, all reasonable attorneys’ fees and court costs.

23. Subordination. Landlord shall be entitled to mortgage its fee interest in the Leased Premises upon the condition that any such fee mortgage lienholder agrees to execute such non-disturbance and/or attornment agreements in a form and substance reasonably acceptable to Landlord, Tenant and Tenant’s lender (if any).

24. Estoppel Certificate. Within ten (10) business days after notice from Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate confirming essential factual matters pertaining to this Lease, which estoppel certificate shall be in a form reasonably acceptable to Landlord and Tenant. Within ten (10) business days after notice from Tenant, Landlord shall execute and deliver to Tenant an estoppel certificate confirming essential factual matters pertaining to this Lease, which estoppel certificate shall be in a form reasonably acceptable to Landlord and Tenant.

25. No Waiver. Any waiver of any breach of any one or more of the covenants, conditions, terms or agreements of this Lease shall not be construed to be a waiver of any subsequent or other breach of the same or of any other covenant, condition, term or agreement of this Lease, nor shall failure on the part of either party to require full and complete compliance by the other party with any of the covenants, conditions, terms or agreements of this Lease be construed as in any manner changing the terms hereof or estopping such party from enforcing the full provisions hereof.

26. INTENTIONALLY OMITTED.

27. Holding Over. In the event Tenant remains in possession of the Leased Premises after the expiration or earlier termination of this Lease, Tenant shall be deemed to be occupying the Leased Premises as a tenant from month to month at a rental equal to the then current rental being paid by Tenant pursuant to this Lease and otherwise subject to all the conditions, provisions and obligations of this Lease. Notwithstanding the foregoing, in the event Tenant shall remain in possession of the Leased Premises for a period of sixty (60) days following the expiration or earlier termination of this Lease, Tenant’s month to month tenancy shall continue at a rental equal to the then current Monthly Rent plus an amount equal to an additional twenty-five percent (25%) of the Monthly Rent and otherwise subject to all the conditions, provisions and obligations of this Lease.

28. Notices; Rental Payment Address. Unless otherwise provided herein, all notices or other communications required or permitted by this Lease shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally to the party to whom notice is given or if sent by confirmed facsimile transmission, or on the date of actual delivery if sent by overnight commercial courier or by first class mail, registered or certified, with postage prepaid and properly addressed to the party at its address set forth below, or at any other address that any party may from time to time designate by written notice to the other:

If to Landlord: MAC, CORP.
c/o MGM MIRAGE
3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention: General Counsel
Facsimile: (702) 693-7628

If to Tenant:	MARINA DISTRICT DEVELOPMENT COMPANY, LLC
c/o BOYD ATLANTIC CITY, INC.
One Borgata Way
Atlantic City, New Jersey 08401
Attention: Joe Corbo, Esq., Vice President and General Counsel
Facsimile: (609) 677-1440

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

With a copy to:	BOYD GAMING CORPORATION
2950 Industrial Road
Las Vegas, Nevada 89109-1150
Attention: General Counsel
Facsimile: (702) 792-7335

If to the Division or the Commission:

Dianna W. Fauntleroy, General Counsel
Casino Control Commission
Tennessee Avenue and The Boardwalk
Arcade Building
Atlantic City, New Jersey 08401
Phone: (609) 441-3815
Fax: (609) 441-3329
Email: dfauntleroy@ccc.state.nj.us

Josh Lichtblau, Director Division of Gaming Enforcement
140 East Front Street
P.O. Box 047
Trenton, New Jersey 08625
Phone: (609) 292-5113
Fax: (609) 633-7355
Email: Josh.Lichtblau@njdge.org

George N. Rover, Assistant Attorney General Division of Gaming Enforcement
140 East Front Street
P.O. Box 047
Trenton, New Jersey 08625
Phone: (609) 984-2481
Fax: (609) 633-7355
Email: George.Rover@njdge.org

All sums due hereunder shall be paid to Landlord at 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Vice President - Accounting, unless Landlord notifies Tenant otherwise in writing.

29. Entire Agreement. Except as otherwise specifically set forth herein, this Lease sets forth the entire agreement of the parties hereto with respect to the subject matter hereof, and all preliminary negotiations are merged into and incorporated in this Lease. This Lease may not be amended or modified except by a written instrument signed by Landlord and Tenant. It is mutually understood and agreed that the covenants and agreements contained herein shall be binding upon the parties hereto, and upon their respective successors and assigns.

30. Governing Law. This Lease shall be governed and construed under and in accordance with the laws of the State of New Jersey.

31. Authority. Tenant and Landlord represent and warrant to each other that each is fully authorized to enter into this Lease without the joining of any other person or entity, and the person executing this Lease on behalf of such party has full authority to do so and any and all corporate, partnership, or limited liability company action required has been taken.

32. Successors. The terms, provisions, covenants, and conditions contained in this Lease shall apply to, inure to the benefit of, and be binding upon the parties hereto and upon their respective successors in interest and legal representatives, except as otherwise expressly provided.

33. Recording. Promptly after the Effective Date, Landlord shall record in the office of the County Clerk of the County, a memorandum of this Lease in a form approved by Landlord and Tenant in their reasonable discretion. Upon the termination or earlier expiration of the Term of this Lease, Landlord and Tenant agree to execute any and all instruments necessary to effectuate a termination of the Memorandum of Lease.

34. No Partnership. Nothing contained in this Lease shall be deemed or construed by the parties hereto, nor by any third party, to create a relationship of principal and agent, or a partnership or joint venture between Landlord and Tenant, it being understood and agreed that neither the method of computation of rent, nor any other provision contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant with respect to this Lease. Whenever herein the singular is used, the same shall include the plural. Captions used in this Lease are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

35. Interpretation. The enforceability, invalidity, or illegality of any provision shall not render the other provisions of this Lease unenforceable, invalid, or illegal. All provisions, whether conditions or covenants on the part of either party, shall be deemed to be both conditions and covenants. This Lease is the product of joint negotiation of the parties and their counsel and is not to be construed for or against either party by virtue of the fact that such party or its counsel prepared this Lease.

36. Time of the Essence. Time is of the essence for each and every obligation contained in this Lease.

37. Leasehold Mortgage; Lender’s Right to Cure. Landlord hereby consents to an encumbrance by Tenant of its leasehold interest and estate in the Leased Premises and Tenant’s interest in any improvements to be constructed upon the Leased Premises. If Tenant shall elect to encumber its leasehold interest and estate in the Leased Premises, and if Tenant or the holder of the indebtedness secured by a leasehold mortgage shall give written notice to Landlord of the existence of such leasehold mortgage and the address of the holder, then Landlord will mail or deliver to the holder, at such address, a duplicate copy of all notices in writing which Landlord may, from time to time, give to or serve on Tenant under and pursuant to the terms and provisions of this Lease. The copies shall be mailed or delivered to the holder at, or as near as possible to, the same time the notices are given to or served on Tenant. The holder may, at its option, at any time before the rights of Tenant shall be terminated as provided in this Lease, pay any of the Monthly Rent or other sums due under this Lease, or pay any taxes and assessments, or do any other act or thing required of Tenant by the terms of this Lease, or do any act or thing that may be necessary and proper to be done in the observance of the covenants and conditions of this Lease or to prevent the termination of this Lease. All payments so made and all things so done and performed by the holder shall be as effective to prevent a foreclosure of the rights of Tenant thereunder as the same would have been if done and performed by Tenant, and in such event, this Lease shall remain in full force and effect for Tenant. Additionally, Landlord agrees that it will promptly execute and deliver customary and commercially reasonable documents required by Tenant’s lender, in such form reasonably acceptable to Landlord, Tenant and Tenant’s lender, which documents may evidence, amongst other things, the consent of Landlord to the leasehold mortgage.

38. Covenant Against Liens Against Landlord’s Fee Interest. Tenant agrees to use its best efforts to prevent the filing of any lien or claim caused or permitted solely by Tenant against Landlord’s fee interest in the Leased Premises and to promptly release or bond around any such lien or claim caused or permitted solely by Tenant that may be filed against Landlord’s fee interest in the Leased Premises, and Tenant shall indemnify, hold harmless and defend Landlord for, from and against any such liens and encumbrances and for any actual costs and expenses incurred by Landlord in connection therewith or arising as a result thereof. If Tenant shall, in good faith, contest the validity of any such claim or demand, then Tenant shall, at its sole expense, defend itself and Landlord against the same and shall pay and satisfy any adverse judgment that may be rendered thereon before the enforcement thereof against the Landlord or the Leased Premises. The obligations contained in this paragraph shall survive the termination or expiration of this Lease.

39. No Landlord Security Measures. Landlord shall have no duty, obligation or responsibility whatsoever to provide guard service or other security measures for the benefit of Tenant in connection with Tenant’s use and possession of the Leased Premises, and Tenant hereby releases Landlord from any and all responsibility for the security of Tenant and its agents, contractors, employees, and invitees on the Leased Premises from acts of third parties.

40. Easements.

(a) Ring Road Easement. Landlord hereby grants to Tenant, its successors and assigns, and users of the Leased Premises, the Ring Road Easement for the purpose of nonexclusive right of pedestrian and vehicular access over the Ring Road. The Ring Road Easement shall terminate upon the earlier to occur of: (i) the expiration of the Term of this Lease; or (ii) the earlier termination hereof In the event Tenant or a third party purchases the Leased Premises, the Ring Road Easement shall become permanent and perpetual.

(b) INTENTIONALLY OMITTED.

(c) Reservation of Landlord’s Access and Utility Easement. Tenant consents to and Landlord hereby reserves unto itself, its successors and assigns, and their respective agents, employees, contractors, licensees and invitees a non-exclusive access and utility easement (the “Landlord’s Access and Utility Easement”) burdening and encumbering the areas more particularly described and shown on Exhibit “C” attached hereto and made a part hereof (the “Landlord’s Access and Utility Easement Area”) to allow vehicular and pedestrian ingress and the construction and realignment of a road and the construction and use of utilities and signage on, over and under and through the Landlord’s Access and Utility Easement Area, including the right to maintain aboveground manholes and vents and other appurtenances necessary for the foregoing purposes. The Landlord’s Access and Utility Easement shall expire upon the expiration or termination of this Lease. In the event Tenant or a third party purchases the Leased Premises, the Landlord’s Access and Utility Easement shall become permanent and perpetual. Landlord shall be responsible to repair any damage to the Landlord’s Access and Utility Easement Area and any improvements located thereon, or any improvement located on the Tenant’s property which may be adjacent to the Landlord’s Access and Utility Easement Area caused by the exercise of Landlord’s rights hereunder. At all times during the term of the Landlord’s Access and Utility Easement, Landlord shall maintain liability insurance naming Tenant as an additional insured in the minimum amount of $25,000,000.00. Landlord shall indemnify Tenant, and its affiliates, and the officers, employees and agents of any of them, from and against any and all loss, costs, damage, claim or expense (including without limitation, attorney’s fees and court costs) incurred or sustained by Tenant, or its affiliates, or the officers, employees or agents of any of them, arising out of, as a result of or in connection with Landlord’s use of the Landlord’s Access and Utility Easement Area as contemplated herein, provided, however, that Landlord shall not be responsible to defend or indemnify Tenant against any liability to third parties or government authorities arising out of any condition existing on the Landlord’s Access and Utility Easement Area prior to the Effective Date hereof. The Landlord’s Access and Utility Easement shall be exercised by Landlord, its successors and assigns, and any entity providing utility services to Landlord, Tenant, and the Resort in a manner that will minimize interference with the Tenant’s property adjacent to the Landlord’s Access and Utility Easement Area or any business conducted thereon provided that (i) Landlord shall have the right to suspend operation of any road (the “Access Road”) within Landlord’s Access and Utility Easement Area during the time necessary for (x) installation and/or repair or maintenance of utilities; (y) road construction, maintenance and/or realignment; and (z) emergencies; and (ii) following construction of any improvement on Landlord’s Remainder Parcel, (y) Tenant’s and Tenant’s invitees, construction vehicles may not use the Access Road and (z) the Landlord’s Access and Utility Easement Area shall be utilized by Tenant and any utility providing utility services to Tenant in a manner that will minimize interference with Landlord’s property or Landlord’s Remainder Parcel or any business conducted thereon, including without limitation, minimal interruption of traffic on the surrounding roadways entering into or exiting Landlord’s said property or Landlord’s Remainder Parcel. Tenant shall not construct any structure, improvements or utilities in the Landlord’s Access and Utility Easement Area that would, in Landlord’s reasonable opinion, interfere with Landlord’s Access and Utility Easement.

(d) Insurance and Indemnity. INTENTIONALLY OMITTED.

41. Damages. Under no circumstances whatsoever shall either party ever be liable hereunder to the other party for anticipated profits, indirect damages, punitive damages, consequential or other damages or liability of any nature whatsoever whether based on contract, tort, or any other theories of liability other than actual damages. It is further agreed by the parties that the shareholders, officers, employees, agents, representatives and directors of both parties, as such, shall never be personally liable for any judgment against a party.

42. INTENTIONALLY OMITTED.

43. Non-Involvement of Certain Parties. Tenant agrees that in the event there is any default or alleged default by Landlord under this Lease, or Tenant has or may have any claim arising from this Lease, Tenant shall not commence any lawsuit or otherwise seek to impose any liability whatsoever against Kirk Kerkorian or Tracinda Corporation. Tenant hereby further agrees that neither Kirk Kerkorian nor Tracinda Corporation shall have any liability whatsoever with respect to this Lease. Tenant hereby further agrees that it shall not permit any party claiming through it, to assert a claim or impose any liability against either Kirk Kerkorian or Tracinda Corporation, either collectively or individually, as to any matter or thing arising out of or relating to this Lease or any alleged breach or default by Landlord. In addition, Tenant agrees that neither Kirk Kerkorian nor Tracinda Corporation, individually or collectively, is a party to this Lease or is liable for any alleged breach or default of this Lease by Landlord. Notwithstanding anything contained in this Section 43 to the contrary, the provisions of this Section 43 shall not apply to the extent that Kirk Kerkorian or Tracinda Corporation shall become the Landlord under this Lease.

44. Force Majeure. If any acts of God, an act of the public enemy, war, blockade, acts of military or civil authority or government regulation, riots, disasters, strikes (excluding, specifically, however, any informational or recognitional picket line), or failure to timely receive any necessary Governmental Approvals renders a party’s performance objectively impossible or illegal, and if the foregoing is not caused by any act or omission of such party, then such party shall be excused for the period of delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay; provided, however, that the excused party shall be obligated to promptly resume performance in accordance with the terms of this Lease after any such force majeure event ceases.

45. Cooperation. Landlord and Tenant shall at all times cooperate, in good faith, with each other and shall promptly furnish (and/or sign) all documents and other information reasonably necessary in order to (a) establish the Leased Premises as a separate tax parcel and as a parcel properly subdivided and legally transferable under New Jersey statutes; and (b) obtain any such licenses, approvals, permits and entitlements as may be required to effect the purposes of and carry out the intent of this Lease. Without limiting the foregoing, to the extent any lender of Landlord or Tenant shall reasonably require any modifications or amendments to this Lease, then Landlord and Tenant agree to cooperate, in good faith, to prepare and execute any such modifications or amendments to this Lease in form and substance acceptable to Landlord and Tenant.

46. Approval by Casino Control Commission.

(a) Landlord shall comply, and shall ensure that all of its employees, principals and agents comply, with any and all applicable requirements of the New Jersey Casino Control Act, N.J.S.A. 5:12-1 et seq., (the “Act”), as well as the regulations promulgated thereunder, including, but not limited to, any licensing, qualification, vendor registration, women’s business enterprise, minority business enterprise or equal employment opportunity requirements imposed thereunder, all of which are included within the definition of “the Laws”. If the New Jersey Casino Control Commission (“Commission”) declines to approve this Lease, then Tenant shall be entitled to terminate this Lease and thereafter the parties will have no further rights or obligations, except for those obligations which expressly survive termination of this Lease.

(b) The parties acknowledge and agree that this Lease and any transfers or assignments under this Lease are subject to the applicable provisions of N.J.S.A. 5:12-82 et. seq.

(c) To the extent required by N.J.S.A. 5:12-82c(10), each party to this Lease is jointly and severally liable for all acts, omissions and violations of the Act or Laws by any party, regardless of actual knowledge of such act, omission or violation.

(d) Pursuant to the provisions of N.J.S.A. 5:12-104b, this Lease may be terminated by the Commission without liability on the part of Tenant or Landlord if the Commission disapproves of its terms, including the terms of compensation, or of the qualifications of Landlord or Tenant, their respective owners, officers, directors or employees based on the standards contained in N.J.S.A. 5:12-86.

(e) If at any time during the term of this Lease, the Landlord or any person associated with Landlord, is found by the Commission to be unsuitable to be associated with a casino enterprise, and is not removed from such association in a manner acceptable to the Commission, then upon written notice delivered by Tenant to Landlord (the “Appraisal Notice”), following such final unstayed decision of the Commission which provides that a purchase of the interest of Landlord or such person is required, Tenant may elect to purchase all (but not less than all) of the Leased Premises for cash in an amount equal to 100% of the Appraised Value of the Leased Premises. Upon receipt of notice from Tenant of such an election to purchase the Leased Premises, Landlord shall have the option to either (i) accept Tenant’s election and proceed with the appraisal process set forth below, or (ii) provided that the Commission does not object, attempt to sell the Leased Premises, subject to this Lease, to a third party. Landlord shall provide Tenant with written notice of its election within thirty (30) days of receipt of Tenant’s Appraisal Notice. If Landlord elects to attempt to sell the Leased Premises to a third party and, for any reason discontinues its efforts or is unable to do so within a period of one (1) year, or such shorter period of time that may be required by the Commission, then Landlord and Tenant shall promptly complete the sale and purchase of the Leased Premises pursuant to the appraisal process set forth below. The “Appraised Value” shall be an amount equal to the fair market value of the Leased Premises, which shall represent the amount that a single purchaser (without any discount or premium for the limited market of potential purchasers) unrelated to any party hereto would reasonably be expected to pay for the Leased Premises as a going concern, subject to all existing indebtedness, liens and encumbrances, in a single cash purchase, taking into account the current condition, use and net income of the Leased Premises. If the parties are unable to mutually agree upon the Appraised Value within 30 days after delivery of the Appraisal Notice, each party shall select a reputable MAI appraiser to determine the Appraised Value. The two appraisers shall furnish the parties with their written appraisals within 45 days of the selection, setting forth their determinations of the Appraised Value as of the date of the Appraisal Notice. If the higher of such appraisals does not exceed the lower of such appraisals by more than 10%, the Appraised Value shall be the average of the two appraisals. If the higher of such appraisals exceeds the lower of such appraisals by more than 10%, the two appraisers shall, within 20 days, mutually select a third reputable MAI appraiser. The third appraiser shall furnish the parties with its written appraisal within 45 days of its selection, and the Appraised Value shall be the average of the three appraisals. The cost of the appraisals shall be borne equally by the Landlord and Tenant. The determination of the Appraised Value in accordance with this Section 46(e) shall constitute a final and non-appealable decision. The closing of the purchase and sale of the Leased Premises pursuant to this Section 46(e) shall occur not later than 90 days after determination of the Appraised Value, or such other time as may be directed by the New Jersey Gaming Authorities. At the closing, the Landlord shall deliver to the Tenant title to the Leased Premises, free and clear of any liens, claims or other encumbrances other than (A) any liens and encumbrances currently set forth in the title commitment #[TO BE DETERMINED] dated [TO BE DETERMINED] prepared by [TO BE DETERMINED] (“Title Commitment”), (B) any liens and encumbrances caused by Tenant or as permitted by this Lease, and (C) any other non-monetary liens and encumbrances that were consented to by Tenant in writing, which consent shall not unreasonably be withheld or delayed. Tenant agrees to provide such consent to non-monetary liens and encumbrances which (1) do not materially interfere with the use of the Leased Premises as permitted by this Lease; or (2) are required by a governmental entity and/or utility provider in connection with the subdivision of the Leased Premises as set forth in Section 45 of this Lease. Landlord shall use all its commercially reasonable efforts to deliver title to the Leased Premises in the condition required in this Section 46(e). Tenant shall pay, at its sole cost and expense, all real property transfer taxes or fees, and any other reasonable costs and expenses of conveying the Leased Premises to Tenant, including, without limitation, the cost of obtaining a survey of the Leased Premises (or any updates to the Survey obtained by Landlord), the cost of any title search fees, escrow fees, and the full cost of an ALTA owner’s policy of title insurance, if such coverage is desired by Tenant and any and all endorsements issued to Tenant in connection therewith and the full cost of any lender’s policy of title insurance and all endorsements issued to Tenant’s lenders in connection therewith. Upon such closing, this Lease shall automatically terminate and be of no further force and effect, Tenant shall pay rent to Landlord under this Lease up until the date this Lease terminates, and the parties shall have no further duties or obligations hereunder from and after the date of the closing; provided, however, that nothing in this Section 46(e) shall be deemed to supersede any provision hereof which expressly survives the termination of the Lease, and nothing contained in this Section 46(e) shall be deemed to release either party from any obligation or liability which shall have arisen under this Lease prior to the effective date of the termination hereof.

47. Compliance with Laws. Landlord and Tenant shall each comply with and observe all present and future laws, ordinances, rules, permits, requirements and regulations concerning the occupancy and use of the Leased Premises, including without limitation, the Act and the Laws (as such terms are defined in Section 46(a) herein).

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year first above written.

MAC, CORP., a New Jersey corporation

By:
John M. McManus

Its:	Secretary

“ Landlord”

MARINA DISTRICT DEVELOPMENT COMPANY, LLC, a New Jersey limited liability company

By:	Marina District Development Holding Co.,
LLC, a New Jersey limited liability company
Its:	Sole Member

By:	Boyd Atlantic City, Inc.
Its:	Managing Member

By:
Auggie Cipollini
Its:	Vice President & Asst. Secretary

“Tenant”

EXHIBITS TO GROUND LEASE AGREEMENT

WITH RESPECT TO BLOCK 576, LOT 1.12

Exhibit “A” – Legal Description & Plan of Leased Premises

Exhibit “B” – Legal Description & Plan Depicting

Landlord’s Access and Utility Easement Area

Exhibit “C” – List of Plans and Specifications for

Water Club Garage

EXHIBIT “A”

LEGAL DESCRIPTION AND PARCEL PLAN OF LEASED PREMISES

67B Mountain Boulevard Extension

P.O. Box 4039

Warren, NJ 07059

Tel 732.560.9700

BLOCK 576 - LOT 1.12

CITY OF ATLANTIC CITY, ATLANTIC COUNTY, NEW JERSEY

BEGINNING at a point in the easterly line of Block 576, Lot 1.10, said point being distant the following course from the northeasterly corner of Block 576, Lot 1.10: South 27 degrees 40 minutes 14 seconds East, a distance of 123.71 feet and running thence:

Along the dividing line of Block 576, Lot 1.04 the following six (6) courses:

1)	Along a curve to the left having a radius of 228.00 feet, a length of 129.40 feet and whose chord bears South 47 degrees 33 minutes 25 seconds East, a distance of 127.67 feet to a point, thence;

2)	South 64 degrees 09 minutes 25 seconds East, a distance of 29.89 feet to a point of curvature, thence;

3)	Along a curve to the right having a radius of 176.00 feet, a length of 53.04 feet and whose chord bears South 55 degrees 09 minutes 59 seconds East, a distance of 52.84 feet to a point of curvature, thence;

4)	Along a curve to the right having a radius of 100.00 feet, a length of 32.88 feet and whose chord bears South 37 degrees 06 minutes 44 seconds East, a distance of 32.73 feet to a point, thence;

5)	South 27 degrees 41 minutes 32 seconds East, a distance of 10.67 feet to a point, thence;

6)	North 62 degrees 18 minutes 28 seconds East, a distance of 17.58 feet to a point, common corner to Block 576, Lot 1.07, thence;

Along the dividing line of Block 576, Lot 1.07 the following two (2) courses:

7)	South 27 degrees 40 minutes 14 seconds East, a distance of 291.57 feet to a point, thence;

8)	South 62 degrees 18 minutes 39 seconds West, a distance of 151.51 feet to a point common corner to Block 576, Lot 1.08, thence;

Along the dividing line of Block 576, Lot 1.08 the following two (2) courses:

9)	North 27 degrees 45 minutes 23 seconds West, a distance of 43.40 feet to a point, thence;

10)	South 62 degrees 26 minutes 59 seconds West, a distance of 26.81 feet to a point common corner to Block 576, Lot 1.05, thence;

www.psands.com

11)	Along the dividing line of Block 576, Lot 1.05, North 27 degrees 38 minutes 58 seconds West, a distance of 241.46 feet to a point common comer to Block 576, Lot 1.10, thence;

Along the dividing line of Block 576, Lot 1.10 the following two (2) courses:

12)	North 62 degrees 19 minutes 45 seconds East, a distance of 69.66 feet to a point, thence;

13)	North 27 degrees 39 minutes 07 seconds West, a distance of 240.62 feet to the point and place of BEGINNING.

Containing a calculated area of 60,825 square feet or 1.396 acres

BEING the same parcel as shown on map entitled: “ Minor Subdivision, Waterclub Valet Parking Garage At Borgata, Block 576, Tax Lots 1.04, 1.05 & 1.07, 1.08 & 1.12 City of Atlantic City, Atlantic County, New Jersey” prepared by Paulus, Sokolowski and Sartor LLC, dated April 10, 2008 and last revised on May 07, 2008.

Francis C. Wecht, Jr
Professional Land Surveyor
NJ License No. 27190

EXHIBIT “B”

LEGAL DESCRIPTION AND PLAN DEPICTING

LANDLORD’S ACCESS AND UTILITY EASEMENT AREA

67B Mountain Boulevard Extension

PO. Box 4039

Warren, NJ 07059

Tel 732.560.9700

LANDLORD ACCESS AND UTILITY EASEMENT

BLOCK 576, PORTION OF LOT 1.12

CITY OF ATLANTIC CITY, ATLANTIC COUNTY, NEW JERSEY

BEGINNING at a point, said point being located North 62 degrees 19 minutes 45 seconds East, a distance of 282.07 feet from the intersection of the common comer of Block 576, Lot 1.05 and Block 576, Lot 1.10 with the northeasterly right-of-way line of a Service Road:

1)	North 62 degrees 19 minutes 45 seconds East, a distance of 69.66 feet to a point, thence;

2)	North 27 degrees 39 minutes 07 seconds West, a distance of 25.17 feet the point, thence

3)	North 62 degrees 18 minutes 28 seconds East, a distance of 90.73 feet to a point of curvature, in the dividing line of Block 576, Lot 1.04, thence;

Along the dividing line of Block 576, Lot 1.04 the following three (3) courses:

4)	Along a curve to the right having a radius of 100.00 feet, a length of 7.85 feet and whose chord bears South 29 degrees 56 minutes 23 seconds East, a distance of 7.84 feet to a point, thence;

5)	South 27 degrees 41 minutes 32 seconds East, a distance of 10.67 feet to a point, thence;

6)	North 62 degrees 18 minutes 28 seconds East, a distance of 17.58 feet to a point, common corner to Block 576, Lot 1.07, thence;

7)	Along the dividing line of Block 576, Lot 1.07, South 27 degrees 40 minutes 14 seconds East, a distance of 291.57 feet to a point, thence;

8)	South 62 degrees 17 minutes 40 seconds West, a distance of 4.13 feet to a point, thence;

9)	North 27 degrees 44 minutes 54 seconds West, a distance of 258.09 feet to a point of curvature, thence;

10)	Along a curve to the left having a radius of 15.00 feet, an are length of 23.53 feet with a chord bearing North 72 degrees 40 minutes 50 seconds West, a distance of 21.19 feet to a point, thence;

11)	South 62 degrees 18 minutes 28 seconds West, a distance of 158.83 feet to a point, in the dividing line of Block 576, Lot 1.05, thence;

www.psands.com

12)	North 27 degrees 38 minutes 58 seconds West, a distance of 11.85 feet to the point and place of BEGINNING.

Containing a calculated area of 5,744 square feet or 0.132 acres

Francis C. Wecht, Jr
Professional Land Surveyor
NJ License No. 27190

BLOCK 576
LOT 1.10
BLOCK 576
LOT 1.04
R=100.00'
L=7.85'
CH=S29°56'23"E
CH L=7.64'
D=04°29'43"
BLOCK 576
LOT 1.12
N27°39'07"W
25.17'
N62°18'28"E 90.73'
S27°41'32"E
10.67'
N62°18'28"E
17.58'
N62°10'46"E
69.66'
N62°19'45"E
282.07'
P.O.B.
N27°38'58"W
11.85'
S62°18'28"W
158.83'
PROPOSED EASEMENT
PORTION OF LOT 1.12
5744± S.F. OR 0.132± AC.
BLOCK 576
LOT 1.05
R=15.00'
L=23.53'
CH=N72°40'50"W
CH L=21.19'
D=89°50'15"
BLOCK 576
LOT 1.07
BLOCK 576
LOT 1.12
AREA
60,825± S.F.
1.396± AC.
N27°44'34"W
258.09'
S27°40'14"E
291.37'
S62°17'40"W
4.13'
NAD27

REFERENCES

1. "MINOR SUBDIVISION PLAN, WATERCLUB VALET PARKING GARAGE AT BORGATA, BLOCK 576, TAX LOTS 1.04, 1.05, 1.07, 1.08 & 1.12," PREPARED BY PAULUS, SOKOLOWSKI AND SARTOR, LLC., DATED APRIL 10, 2008, REVISED TO MAY 7, 2008, PROJECT NO. 02265.043.

GRAPHIC SCALE

60 0 30 60 120 240

(IN FEET)
1 inch = 60 ft.

PS&S LLC
integrating design & engineering

674 MOUNTAIN BOULEVARD EXTENSION
P.O. BOX 4039
WARREN, NEW JERSEY 07059
PHONE: (732) 560-9700
FAX: (732) 560-9768

CERTIFICATE OF AUTHORIZATION NO. 24GA28032700

FRANCIS C. WECHT, JR.
N.J. LIC. NO. 27190

SIGNATURE 1-6-10 DATE
PROFESSIONAL LAND SURVEYOR

LANDLORD'S ACCESS AND UTILITY EASEMENT

BLOCK 576
PORTION OF LOT 1.12

ATLANTIC CITY, ATLANTIC COUNTY, N.J.

REVISIONS	
JOB NO.	02265-043
SHEET NO.	1 OF 1
DATE	12-23-09
SCALE	1"=60'
DRAWN	JS/BP
CHKD.	FCW

© ALL RIGHTS RESERVED COPYRIGHT PAULUS, SOKOLOWSKI & SARTOR, LLC.

EXHIBIT “C”

LIST OF PLANS AND SPECIFICATIONS FOR

WATER CLUB GARAGE

EXHIBIT “C”

Borgata Water Club Valet Parking Garage Coordinated Set 06/16/08

Drawing List

Title Sheet

T-001 Title Sheet

Civil

C-2 General Notes and Legend

C-3 Master Plan and 200’ Radius Plan

C-4 Site Demension, Grading and Utility Plan

C-5 Soil Erosion and Sediment Control Plan and Details

C-6 Site Construction Details

Architectural

A-001 General Construction Code Data

A-002 Partial Existing Facilities Plan Showing Valet Operation & Public Area

A-051 Demolition Plans

A-101 Construction Plan – Level 1

A-102 Construction Plan – Level 2

A-103 Construction Plan – Levels 3&5

A-104 Construction Plan – Levels 4&6

A-105 Construction Plan – Level 7

A-106 Trellis Plan / Bulk Head Roof Plan

A-201 Building Elevations

A-202 Building Elevations

A-301 Wall Selections

A-302 Precast Panel Details

A-303 Wall Selections Along Existing N. Expansion

A-351 Door Schedule; Door/Window Frame Dtls

A-501 Stair Plans & Section

A-502 Stair Plans & Section; Toilet Details

A-503 Manlift Sections & Details

A-511 Stair Details

A-512 Misc. Details at Stair Bulkhead

A-513 Miscellaneous Details

A-801 Signage Schedule & Details

A-802 Graphics Details

Structural

S-101 Foundation Plan

S-102 Pile Cap Details and Grade Beam Schedule

S-103 Second Level Framing Plan

S-104 Third and Fifth Level Framing Plan

S-105 Fourth and Sixth Level Framing Plan

S-106 Seventh Level Framing Plan

S-107 High Roof and Trellis Framing Plan

S-201 Foundation Sections

S-202 Foundation Sections

S-203 Trellis Elevations Sections and Details

S-204 Sections

S-205 Sections

S-301 General Notes

S-302 Typical Concrete Details

S-303 Typical Concrete and Steel Details

S-304 Typical Precast and Miscellaneous Details

Fire Protection

F-100 Fire Protection Lead Sheet

F-101 Level 1 Fire Protection Plan

F-102 Level 2-Level 6 Fire Protection Plan

F-103 Level 7 Fire Protection Plan

F-104 Fire Protection Riser Diagram and Details

Plumbing

P-100 Plumbing Lead Sheet

P-101 Underground Plumbing Plan

P-102 Level 1 Plumbing Plan

P-103 Level 2 Plumbing Plan

P-104 Level 3 Plumbing Plan

P-105 Level 4 Plumbing Plan

P-106 Level 5 Plumbing Plan

P-107 Level 6 Plumbing Plan

P-108 Level 7 Plumbing Plan

P-109 Valet Garage Storm Riser Diagram

P-110 Valet Garage Domestic Water and Sanitary Waste and Vent Riser Diagrams

Mechanical

CM-100 Methane Venting and HVAC Systems General Notes, Abbreviations and Legend

CM-101 Methane Venting and HVAC Systems Underslab Plan-Piping Layout

CM-102 Methane Venting and HVAC Systems Ground Level Plan

CM-103 Methane Venting and HVAC Systems Roof Level Plan

CM-501 Methane Venting and HVAC Systems Details

Electrical

E-100 Electrical Lead Sheet

E-101 Electrical Power, Lighting, Security, and Fire Alarm Plan Level 1

E-102 Electrical Power, Lighting, Security, and Fire Alarm Plan Level 2

E-103 Electrical Power, Lighting, Security, and Fire Alarm Plan Level 3 & 5

E-104 Electrical Power, Lighting, Security, and Fire Alarm Plan Level 4 & 6

E-105 Electrical Power, Lighting, Security, and Fire Alarm Plan Level 7

E-106 Electrical Power and Lighting Bulkhead Roof Plan

E-107 Electrical One-Line Diagram And Fire Alarm Riser

E-108 Electrical Details and Schedules

E-109 Electrical Locations Plan

E-110 Overall Electrical Plan

E-111 Electrical Lighting Plan

Technical Specifications for the Construction of the Borgata Water Club Valet Parking Garage